Exhibit 99.1
FOR RELEASE at 7:00 a.m. ET
Wednesday, August 2, 2006

CONTACT:	INVESTOR RELATIONS CONTACT:
Steve Butler	Jennifer Martin
President, Chief Executive Officer, StarTek, Inc.	Director, SEC Reporting and Compliance, StarTek, Inc.
303-262-4500	303.262.4587
steve.butler@startek.com	jennifer.martin@startek.com
StarTek, Inc. Reports a 17% Increase in Revenue As Two More New Call Centers Go Live
Financial results reflect period of growth and continued implementation of strategic initiative
DENVER, Colo. — August 2, 2006 — StarTek, Inc. (NYSE:SRT) reported second quarter 2006 fully diluted earnings per share from continuing operations of $0.06. Fully diluted earnings per share from continuing operations for the same period in 2005 were $0.18.
Revenue for the second quarter of $59.5 million represented an increase of 17% over the same period in the previous year. New clients added since the second quarter of 2005 drove this increase, contributing $9.4 million to revenue during the quarter. These new clients also lessened StarTek’s revenue concentration as the Company’s two largest clients represented 66% of revenue during the second quarter of 2006, versus 78% during the same period of 2005. The Company also continued to expand its value-added services by launching two new business solutions during the quarter aimed at further diversifying its revenue base.
Gross margin declined from 22% to 14%. The majority of this decline was the result of costs attributable to greater than anticipated employee turnover in certain of our U.S. sites as well as the opening and ramping of two new call centers in Ontario, Canada during the second quarter. The ongoing strengthening of the Canadian dollar versus the U.S. dollar contributed approximately $1.3 million to the decline in margin. Lower volumes from our largest client as well as increased numbers of agents in training in many of our sites also negatively impacted second quarter gross margin.
“Launching three new call centers and ramping personnel to service three new clients over a six month period had a significant impact on our margins, as we had anticipated,” said Steve Butler, President and CEO of StarTek. “However, we are encouraged by the double-digit revenue growth that occurred in the second quarter primarily as a result of these new call centers and new clients. During the quarter we also broadened our service offerings to include Intelligent Enterprise, a suite of complex management services targeted at communications, financial services and healthcare organizations and a solution to provide support for emerging consumer-driven health care plans. This is a manifestation of our continuing efforts to focus on the long-term success of StarTek as we position the Company for future growth and revenue diversification.”
Selling, general and administrative expenses increased $0.9 million during the second quarter of 2006 due to increased legal expenses and costs associated with support of three new call centers placed into service during the first half of 2006. As a percentage of revenue, selling, general and administrative costs declined from 12.8% in the second quarter of 2005 to 12.4% in the same period of 2006. Net interest and other income increased $0.9 million due to losses incurred in the previous year as we repositioned our portfolio investments to be in line with a new investment policy. Net income from continuing operations for the second quarter declined to $0.8 million in 2006 from $2.7 million in 2005.
The Board of Directors declared a quarterly dividend of $0.25 per share, payable on August 24, 2006, to our stockholders of record as of August 14, 2006.
About StarTek
StarTek, Inc. (NYSE: SRT) is a leading provider of Business Process Optimization services for outsourced customer interactions. Since 1987, StarTek has provided customer experience management solutions that solve strategic business challenges so that fast-moving businesses can effectively manage customer relationships across all contact points — web, voice, email, fax, and video. This blended solution helps companies create and maintain customer satisfaction and frees them to focus on preserving capital, while StarTek delivers the ultimate customer experience. The Company is managed by executives from the Financial, Cable MSO, CRM and business services industries. Headquartered in Denver, Colorado, StarTek has 18 operational facilities across North America. For more information visit the Company’s website at www.StarTek.com.
Conference Call
The Company will host a conference call on August 2, 2006, to discuss the Company’s financial results. The call will begin at 6:30 a.m. Mountain Time (8:30 a.m. Eastern Time) and can be accessed as follows:

USA:	866.700.6293
International:	617.213.8835
Passcode:	59592106
Conference Host:	Steve Butler
A dial-in replay will be available August 2, 2006, at 10:30 a.m. Mountain Time through August 9, 2006, and can be accessed as follows:

USA:	888.286.8010
International:	617.801.6888
Passcode:	98114088
A web-based replay will be available on August 11, 2006, and accessible from the Investor Relations section of the Company’s website at www.startek.com.
Forward Looking Statements
The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties.
The following are important risks and uncertainties relating to StarTek’s business that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These include, but are not limited to, loss of its principal clients, concentration of its client base in a few select industries, highly competitive markets, risks related to its contracts, decreases in numbers of vendors used by clients or potential clients, lack of success of StarTek’s clients’ products or services, considerable pricing pressure, risks relating to fluctuations in the value of StarTek’s investment securities portfolio, risks associated with advanced technologies, inability to grow its business, inability to effectively manage growth, dependence on qualified employees and key management personnel, potential future declines in revenue, lack of a significant international presence, and risks relating to conducting business in Canada. Readers are encouraged to review Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2005, and subsequent filings with the Securities and Exchange Commission.

STARTEK, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue	$59,525	$50,991	$116,630	$104,329
Cost of services	51,321	39,648	98,654	80,292

Gross profit	8,204	11,343	17,976	24,037
Selling, general and administrative expenses	7,389	6,530	14,962	14,212

Operating profit	815	4,813	3,014	9,825
Net interest and other income	533	(407)	1,066	38

Income from continuing operations before income taxes	1,348	4,406	4,080	9,863
Income tax expense	523	1,738	1,119	3,841

Income from continuing operations	825	2,668	2,961	6,022

Discontinued operations:
Income (loss) from operations of discontinued operations	—	46	—	(1,121)
Income tax (expense) benefit	—	(71)	—	388

Loss on discontinued operations	—	(25)	—	(733)

Net income	$825	$2,643	$2,961	$5,289

Net income per share from continuing operations:

Basic	$0.06	$0.18	$0.20	$0.41

Diluted	$0.06	$0.18	$0.20	$0.41

Net income per share including discontinued operations:

Basic	$0.06	$0.18	$0.20	$0.36

Diluted	$0.06	$0.18	$0.20	$0.36

STARTEK, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	June 30,	December 31,
	2006	2005
	(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$14,999	$17,425
Investments	15,461	28,168
Trade accounts receivable, less allowance for doubtful accounts of $4 and $250, respectively	44,031	40,612
Income tax receivable	1,914	4,227
Prepaid expenses and other current assets	3,839	3,161

Total current assets	80,244	93,593
Property, plant and equipment, net	62,860	57,066
Long-term deferred tax assets	4,087	2,402
Other assets	1,157	853

Total assets	$148,348	$153,914

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,140	$4,744
Accrued liabilities:
Accrued payroll	7,059	7,280
Accrued compensated absences	4,061	3,522
Accrued health insurance	110	462
Other accrued liabilities	325	806
Current portion of long-term debt	2,597	2,551
Short-term deferred income tax liabilities	1,613	1,108
Grant advances	1,389	1,150

Total current liabilities	20,294	21,623

Long-term debt, less current portion	1,800	3,099
Long-term deferred rent	1,569	247
Other liabilities	781	781

Total liabilities	24,444	25,750

Stockholders’ equity:
Common stock	147	146
Additional paid-in capital	61,536	60,139
Accumulated other comprehensive income	2,099	1,776
Retained earnings	60,122	66,103

Total stockholders’ equity	123,904	128,164

Total liabilities and stockholders’ equity	$148,348	$153,914

STARTEK, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands, unaudited)

	Six Months Ended
	June 30,
	2006	2005
Operating Activities
Net income	$2,961	$5,289
Adjustments to reconcile net income to net cash provided by operating activities Depreciation	8,153	6,460
Non-cash compensation cost	153	—
Deferred income taxes	(1,243)	(539)
Realized (gain) loss on investments	(35)	747
Gain on sale of assets	(101)	(66)
Changes in operating assets and liabilities:
Sales of trading securities, net	—	2,929
Trade accounts receivable, net	(3,419)	7,110
Prepaid expenses and other assets	(940)	(682)
Accounts payable	(1,604)	(2,244)
Income taxes receivable, net	2,313	9,358
Accrued and other liabilities	1,045	(540)

Net cash provided by operating activities	7,283	27,822

Investing Activities
Purchases of investments available for sale	(114,490)	(515,736)
Proceeds from disposition of investments available for sale	127,273	497,160
Purchases of property, plant and equipment	(13,339)	(4,882)
Proceeds from disposition of property, plant and equipment	343	57

Net cash used in investing activities	(213)	(23,401)

Financing Activities
Proceeds from stock option exercises	1,112	488
Principal payments on borrowings	(1,253)	(2,458)
Dividend payments	(8,942)	(11,409)
Proceeds from borrowings	—	880

Net cash used in financing activities	(9,083)	(12,499)

Effect of exchange rate changes on cash	(413)	172

Net decrease in cash and cash equivalents	(2,426)	(7,906)
Cash and cash equivalents at beginning of period	17,425	14,609

Cash and cash equivalents at end of period	$14,999	$6,703